TO ENTERTAINMENT, MUSIC AND BUSINESS EDITORS:

*NSYNC's Challenge for the Children Foundation Event Invites South Florida's Own Pop Starz Hip Hop Production Company to Perform for Their Main Event July 20

     MIAMI, July 8 /PRNewswire/ -- Pop Starz Inc., South Florida's premier hip-hop dance training center's famous Kidz and Teenz Hip Hop Production Company Dancer's will be the only local talent performing at *NSYNC's annual charity event Challenge For The Children. Pop Starz will perform at *NSYNC's weekend's signatory event, the "Celebrity Basketball Game" which will be held on July 20th at the Office Depot Center in Ft. Lauderdale. Pop Starz will open for special celebrity musical guests at this annual star-studded event.

     Michelle Tucker, founder and president of Pop Starz, Inc., resident of Boca Raton and a native of South Florida, said, "This is so exciting for these children to be able to perform at an event in front of so many industry stars as Usher, Chilli (TLC member), Christina Milian and *NSYNC. Even though the group has performed at many celebrity events, I think this really tops it; this is every child performer's dream."

     The Production Company Dancers are judged and chosen every September by MTV's award winning choreographer and star of Showtime's Soul Food Darrin Henson. Darrin, who has taught Britney, JLo, Christina, and *NSYNC their moves, just to name a few, states: "Pop Starz is the best hip hop company out there and these Production Company Dancers are amazing, definitely the best I've seen in the industry when it comes to hip hop dancing."

     Multi-Platinum Recording Artist *NSYNC's annual charity event Challenge For The Children V will take place on the shores of South Beach, in the Miami Beach area on July 19 and 20, 2003. In its fifth year, this successful event will draw a wealth of major celebrities from the worlds of sports and entertainment. All *NSYNC members will come together after a year of individual endeavors that include music projects, film and television. Regardless of what Justin, Lance, Joey, JC and Chris do throughout the year, they always devote themselves to helping children. Through *NSYNC's Challenge For The Children Foundation, support is given to a variety of charities benefiting children.

     A "Celebrity Skills Challenge", made up of a series of fun-charged events, is planned for the star contestants. This will take place on Saturday, July 19 and will include high-energy games that will level the playing field for celebrities such as Boris Kodjue, Jason Taylor, Usher, Chilli, Christina Milian, Gabriella Union, Jeremy Shockey, Roy Williams, Shannon Elizabeth, Trevor Penick, Simon Rex, Johnny Wright and of course all 4 *NSYNC members.

     And as if the events couldn't get any hotter...the action moves to The Office Depot Center on Sunday July 20 for the final day of competition with the weekend's signatory event, the "Celebrity Basketball Game". South Florida's own Pop Starz and special musical guests will perform and there will be opportunity for audience participation. This year's coaches will be New Jersey Nets player and 2003 NBA All Star Team member, Richard Jefferson, and star player for the Los Angeles Lakers, Derek Fisher.

     Besides the Production Company, Pop Starz also offers hip hop classes from beginners to professional levels, ages 5 to adult in Dade, Broward and Palm Beach. Their corporate offices are located at 2500 North Military Trail, #225 in Boca Raton, FL. To learn more about Pop Starz, contact (561) 997-1188 or visit www.popstarzinc.com.

SOURCE  Pop Starz, Inc.
07/08/2003
/CONTACT:  Cindy Torrin of Pop Starz Inc., +1-561-997-1188/
/First Call Analyst: /
/FCMN Contact: /
/Web site:  http://www.popstarzinc.com /


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